Exhibit 10.6

August 10, 2009

Octus, Inc.
803 Second Street, Suite 303
Davis, CA 95616
Attention: Board of Directors

Dear Ladies/Gentlemen:

This letter will memorialize and confirm the agreement of Octus, Inc. (the “Company”) and the undersigned (“Officer”) relating to the employment agreement dated February 24, 2009, between the Company and Officer (the “Employment Agreement”).  The Employment Agreement provides that Officer will receive compensation at a base salary rate set forth in the Employment Agreement.  In consideration of the Company’s current state of operations and cash position, the Company and Officer have agreed that some or all (with the amount determined by the board of directors of the Company, with Officer not participating in such decision) of the base compensation amounts payable to Officer pursuant to the Employment Agreement will be deferred [until such time as the Company, in the good faith judgment of the board of directors (with Officer not participating in such decision), has sufficient cash resources (in light of its other obligations and commitments) to pay the deferred amounts.  In all events, however, any deferred amounts with respect to the 2009 year will be paid no later than March 15, 2010.

Very truly yours,

OCTUS, INC.

By: /s/ George Ecker
George Ecker Its: Chief Financial Officer

OFFICER

/s/ Christian Soderquist
Christian Soderquist